Exhibit 99.1

American Strategic Investment Co (NYSE: NYC) Second Quarter Earnings Call

Executives

Michael Anderson - President & CEO

Michael LeSanto – CFO

Operator

Good morning and welcome to the American Strategic Investment Company's Second Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis Parker

Thank you. Good morning, everyone and thank you for joining us for our second quarter 2024 Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Michael Anderson, American Strategic Investment Company's Chief Executive Officer, and Mike LeSanto, the Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Please review the forward-looking and cautionary statements section at the end of the Second Quarter 2024 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2023, filed on April 1, 2024, and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, the Company disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.americanstrategicinvestment.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Anderson, Chief Executive Officer. Please go ahead, Michael.

Michael Anderson

Thanks, Curtis. Good morning and thank you all for joining us. Our positive results for the second quarter included Adjusted EBITDA growth of nearly 50% compared to the second quarter of 2023. We achieved this growth through a reduction in G&A and operating expenses, coupled with our ongoing leasing success. We also delivered an 80 basis point expansion in occupancy, to 85.9%, compared to the same quarter in 2023.

Additionally, as we previously announced, we signed a non-binding agreement to sell our property at 9 Times Square for $63.5 million, which became definitive last week. The sale of this property would reduce leverage on our balance sheet and generate net proceeds of approximately $13.5 million, strengthening our cash position. While there is no guarantee the sale will close, we continue to work with the buyer to complete the transaction. We acquired this property in 2014 for $170.3 million. Accordingly, we incurred a non-cash impairment of $84.7 million in this quarter's results. Importantly, and as we previously shared, we successfully extended our debt on this asset through year end as we work to close this transaction.

The marketing process for the sale of 123 William Street and 196 Orchard is ongoing. We believe that these properties are also well-positioned to generate significant net proceeds. We intend to use the proceeds from any disposition to diversify our portfolio into higher yielding assets, a strategy we discussed last year. We are excited to be moving forward on this initiative and look forward to the opportunity to increase value over time.

While we are committed to value creation, we are focused on our current assets. As of June 30, 2024, our portfolio weighted average remaining lease term was 6.3 years, as 45% of our leases extend beyond the year 2030 based on Annualized Straight-Line Rent, which we believe enhances the stability of the real estate we own. Of the top 10 tenants, 81% are investment grade or implied investment grade, showing the quality of our tenant roster. These tenants had a remaining lease term of 7.9 years, providing further stability to our portfolio.

We believe our pro-active asset management strategy has enhanced the marketability of our $593 million, 1.2 million square foot New York City real estate portfolio. Concentrated primarily in Manhattan, our seven office and retail properties boast a strong tenant base, including several large investment-grade firms. By focusing on resilient industries like finance and healthcare, and strategically locating our properties in desirable, transit-oriented areas, we believe we've positioned ourselves for success.

Our second quarter results underscore the value of our consistent portfolio management approach. By prioritizing tenant retention, property enhancement, and cost control, we've created a solid foundation for maximizing shareholder value. As we embark on divesting certain Manhattan assets to reduce leverage and pursue higher-yielding opportunities, we are confident in our ability to execute on this strategy.

With that, I'll turn it over to Mike LeSanto to go over the second quarter results. Mike?

Mike LeSanto

Thank you Michael. Second quarter 2024 revenue was relatively flat as we produced $15.8 million in the second quarter of 2024 compared to $15.8 million in the second quarter of 2023. The company's GAAP net loss attributable to common stockholders was $91.9 million in the second quarter of 2024, compared to a net loss of $10.9 million in the second quarter of 2023, due primarily to the non-cash impairment Michael discussed earlier.

For the second quarter of 2024, Adjusted EBITDA was $4.5 million compared to $3.0 million in the second quarter of 2023. The growth was achieved through a reduction in cash paid for G&A and operating expenses, coupled with our ongoing leasing success. Cash net operating income was nearly flat at $7.4 million compared to $7.5 million in the second quarter of 2023.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental on our website.

At quarter end, we had a relatively conservative balance sheet based on Net Leverage of approximately 56%, a weighted-average interest rate of 4.9%, and 2.7 years of weighted-average debt maturity.

I'll now turn the call back to Michael for some closing remarks.

Michael Anderson

Thanks, Mike, and thank you all for joining us today. Our strong performance this quarter, marked by increased occupancy and growing Adjusted EBITDA, is a direct result of our strategic portfolio management efforts. As we initiate the divestment of certain Manhattan assets, we anticipate generating substantial cash proceeds and reducing our leverage. These funds will be instrumental in expanding our portfolio into new, higher-yielding opportunities. We believe that this is a strategic opportunity to enhance shareholder value and are committed to providing updates on our progress.

Operator, please open the lines for questions.

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